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Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-80301, 333-16205, 333-37138, 333-40276, 333-47033,
333-71151 and 333-82752) of PAREXEL International Corporation of our report dated August 15, 2002, with respect to the consolidated financial statements and schedules included in the Annual Report on Form 10-K for the year ended June 30, 2002.

Our audit was conducted for the purpose of forming an opinion on the financial statements taken as a whole. Financial statements for the years ended June 30, 2001 and 2000 were audited by other auditors. The accompanying Schedule II - Valuation and Qualifying Accounts and Reserve is presented for purposes of complying with disclosures required by the Securities and Exchange Commission's rules and is not a required part of the financial statements. Such information, except for that pertaining to the years ended June 30, 2001 and 2000, on which other auditors have expressed an unqualified opinion, has been subjected to the auditing procedures applied in our audit of the financial statements for the year ended June 30, 2002 and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as whole.

Ernst & Young LLP
Boston, Massachusetts
September 24, 2002